----------------------------
                                                             OMB APPROVAL
                                                    ----------------------------
                                                    OMB Number:       3235-0287
                                                    Expires: September 30, 1998
                                                    Estimated average burden
                                                    hours per response......0.5
                                                    ----------------------------



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Gant,                            Donald              R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
   c/o Goldman, Sachs & Co.
   85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

   New York,                        New York             10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Diebold, Incorporated
   (DBD)

================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Statement for Month/Year

   June/1998
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


     ----------------------------------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |            | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |2.          | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Transaction | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |Date        | ------------     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |(mm/dd/yy)  |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        | 6/2/1998   |   M    |   |  1,266        | A   | $17.613  |              |  D      |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        | 6/2/1998   |   M    |   |  1,266        | A   | $15.778  |    38,594    |  D      |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |            |        |   |               |     |          |     1,188    |  I      |   01     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |            |        |   |               |     |          |     1,188    |  I      |   02     |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
                                    |            |        |   |               |     |          |              |         |          |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

              |        |        |       |              |                   |                      |        |9.      |10.    |      |
              |        |        |       |              |                   |                      |        |Number  |Owner- |      |
              |        |        |       |              |                   |                      |        |of      |ship   |      |
              |2.      |        |       |              |                   |                      |        |Deriv-  |of     |      |
              |Conver- |        |       |5.            |                   |7.                    |        |ative   |Deriv- |11.   |
              |sion    |        |       |Number of     |                   |Title and Amount      |        |Secur-  |ative  |Nature|
              |or      |        |       |Derivative    |6.                 |of Underlying         |8.      |ities   |Secur- |of    |
              |Exer-   |        |4.     |Securities    |Date               |Securities            |Price   |Bene-   |ity:   |In-   |
              |cise    |3.      |Trans- |Acquired (A)  |Exercisable and    |(Instr. 3 and 4)      |of      |ficially|Direct |direct|
              |Price   |Trans-  |action |or Disposed   |Expiration Date    |----------------------|Deriv-  |Owned   |(D) or |Bene- |
1.            |of      |action  |Code   |of (D)        |(Month/Day/Year)   |            |Amount   |ative   |at End  |In-    |ficial|
Title of      |Deriv-  |Date    |(Instr |(Instr. 3,    |-------------------|            |or       |Secur-  |of      |direct |Owner-|
Derivative    |ative   |(Month/ |8)     |4 and 5)      |Date     |Expira-  |            |Number   |ity     |Month   |(I)    |ship  |
Security      |Secur-  |Day/    |-------|--------------|Exer-    |tion     |            |of       |(Instr. |(Instr. |(Instr |(Instr|
(Instr. 3)    |ity     |Year)   |Code |V| (A)   | (D)  |cisable  |Date     |Title       |Shares   |5)      |4)      |4)     |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option  |        |        |     | |       |      |         |         |            |         |        |        |       |      |
(right to buy)|$17.613 | 6/2/98 | M   | |       |1,266 |4/7/1995 |4/6/1999 |Common Stock| 1,266   |        |   -0-  |   D   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option  |        |        |     | |       |      |         |         |            |         |        |        |       |      |
(right to buy)|$15.778 | 6/2/98 | M   | |       |1,266 |4/5/1996 |4/4/2000 |Common Stock| 1,266   |        |  1,266 |   D   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option  |        |        |     | |       |      |4/15/1999|         |            |         |        |        |       |      |
(right to buy)|$40.344 | 4/15/98| A   |V| 2,500 |      |  (03)   |4/14/2003|Common Stock| 2,500   |        | 2,500  |   D   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option  |        |        |     | |       |      |         |         |            |         |        |        |       |      |
(right to buy)|$26.04  |        |     | |       |      |4/3/1997 |4/2/2001 |Common Stock| 3,797   |        | 3,797  |   D   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option  |        |        |     | |       |      |         |         |            |         |        |        |       |      |
(right to buy)|$38.00  |        |     | |       |      |4/16/1998|4/15/2002|Common Stock| 2,250   |        | 2,250  |   D   |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |     | |       |      |         |         |            |         |        |        |       |      |
              |        |        |     | |       |      |         |         |            |         |        |        |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |     | |       |      |         |         |            |         |        |        |       |      |
              |        |        |     | |       |      |         |         |            |         |        |        |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |     | |       |      |         |         |            |         |        |        |       |      |
              |        |        |     | |       |      |         |         |            |         |        |        |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |     | |       |      |         |         |            |         |        |        |       |      |
              |        |        |     | |       |      |         |         |            |         |        |        |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |     | |       |      |         |         |            |         |        |        |       |      |
              |        |        |     | |       |      |         |         |            |         |        |        |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |     | |       |      |         |         |            |         |        |        |       |      |
              |        |        |     | |       |      |         |         |            |         |        |        |       |      |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |        |     | |       |      |         |         |            |         |        |        |       |      |
              |        |        |     | |       |      |         |         |            |         |        |        |       |      |
====================================================================================================================================

Explanation of Responses:

NOTE: Previous filings reported shares held by Donald R. Gant and Jane T. Gant Foundation, a charitable institution and recognized as such by the Internal Revenue Service, of which beneficial ownership as to such shares is disclaimed. Such shares will no longer be reported as beneficially owned because Reporting Person has no pecuniary interest.

01: These shares are held by Sarah R. Gant, Jane T. Gant and Donald R. Gant Trustees U/T/I dated 4/27/85 F/B/O Sarah R. Gant. The Reporting Person disclaims beneficial ownership of said shares.

02: These shares are held by Alison A. Gant, Jane T. Gant and Donald R. Gant Trustees U/T/I dated 6/1/87 F/B/O Alison A. Gant. The Reporting Person disclaims beneficial ownership of said shares.

03: Non-Employee Non-Qualified Stock Options granted under Diebold, Inc. 1991 Equity and Performance Incentive Plan, as Amended and Restated, exercisable in annual increments of 25% beginning one year from date of grant.



By:  s/ Hans L. Reich                                         July 10, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
            Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.